Exhibit 5.1

DISTRICT OFFICE 1915 EYE ST NW WASHINGTON, DC 20006 LONDON OFFICE ONE GREAT CUMBERLAND PLACE MARBLE ARCH, LONDON, W1H7AL	LAW OFFICES OF DAVID E. PRICE, PC #3 BETHESDA METRO CENTRE SUITE 700 BETHESDA, MD 20814 --------- Tel (202) 536-5191 TopTier.eu	MONACO OFFICE SUITE #1, 17 BLVD DE SUISSE MONACO 98000 ISRAEL OFFICE DIAMOND TOWER, 28TH FLOOR 3A JABOTINSKI RD., RAMAT-GAN 52520

2nd February, 2026

Davion Healthcare Plc

C/o MC2 Accountants Limited

Penrose Wharf

Penrose Quay Cork

T23 XN53

Ireland

Re:	Davion Healthcare Plc

I have been asked to opine on certain legal matters in connection with the Post-Effective Amendment No. 2 to the Registration Statement on Form F-1 (File No. 333-289205) of Davion Healthcare Plc, an Irish foreign private issuer, which registration statement has been declared effective by the Securities and Exchange Commission.

1) Status of Ordinary Shares —

This opinion odes not address the availability of any exemption from registration or resale restrictions under U.S. federal or state securities laws.

The Company’s ordinary shares are registered under the Securities Act of 1933, as amended, pursuant to the Registration Statement, and their issuance and corporate validity are governed by the laws of Ireland.

I am of the opinion that up to 25,000,000 ordinary shares of the Company, nominal value €0.01 per share, when issued in accordance with the Registration Statement, are validly issued, fully paid and non-assessable under the laws of Ireland.

This opinion may be used by you as an exhibit to the Registration Statement.

2) Davion Healthcare Pie - Investment Company status -

Davion Healthcare Plc is not an “investment company” per the Investment Companies Act of 1940 (15 U.S.C. § 80a-3(a). This is easily demonstrable as the business of Davion Healthcare Plc is exactly that, diagnostic healthcare. Per the definitions of the Investment Company Act,

When used in this subchapter, “investment company” means any issuer which -

(1) is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting, or trading in securities;

(2) is engaged or proposes to engage in the business of issuing face-amount certificates of the installment type, or has been engaged in such business and has any such certificate outstanding; or

(3) is engaged or proposes to engage in the business of investing, reinvesting, owning, holding, or trading in securities, and owns or proposes to acquire investment securities having a value exceeding 40 per centum of the value of such issuer's total assets (exclusive of Government securities and cash items) on an unconsolidated basis.

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Not one of these definitions can apply to this issuer, and this is easily demonstrable by virtue of a cursory review of their Registration Statement on Form F-1, Prospectus, website and all other public information. As such, this issuer should be deemed as outside the aegis of that Act.

3) Non-Affiliate Status of all depositing Shareholders -

The only holder of 5% or more of the ordinary shares is the CEO Jack Kaye, (39%); beneficial owner of both Rallinson Corp. and Rallinson Ltd., of which he is 100% owner. The other shareholders who would be considered an "Affiliate" under the Act are so deemed not due to their percentage (most less than 1%) rather their Board positions within the Company, and are: Sir Eric Peacock; David Over, Andreas Ttofi, Kevin Riches, Susan King, Jan Dulman, and Julian Sluyters.

Should you have any questions or comments, please do feel free to contact me at any time.

Sincerely yours,

David E. Price, Esq.

DEP/mc

cc: Board of Dirs.

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